FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Record Second Quarter Sales
Paced by Strong DC/DC Converter Product Shipments

JERSEY CITY, New Jersey, July 27, 2005 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) announced today that net sales for the second quarter ended June 30, 2005 increased 19% to a record $57,545,000 compared to $48,390,000 for the second quarter of 2004. Net income for this year's second quarter was $6,669,000, or $0.58 per diluted share. This compares to net income of $7,145,000, or $0.63 per diluted share, for the second quarter of 2004. Results for the second quarter of 2004 included a net after-tax gain of $0.12 per share from net proceeds of $2,935,000 from the settlement of a lawsuit and a fixed asset write down of $1,033,000.
For the six months ended June 30, 2005, sales increased 13% to a record $102,984,000 from $90,747,000 for the same period last year. Net income was $10,982,000, or $0.95 per diluted share, compared to $11,800,000, or $1.03 per diluted share, for last year's first six months. Results for the first six months of 2004 included a net after-tax gain of $0.12 per share from the settlement and fixed asset write-down mentioned above.
"Second quarter revenue growth was paced by continued robust sales of our new DC/DC products, combined with additional power product sales from the acquisition of Galaxy Power in March 2005. We are extremely pleased with the benefits already achieved from the integration of Galaxy into Bel. Computer systems have now been converted, materials costs have been reduced and we have blended both Company's research and development resources. Bel expects to achieve further synergies from this acquisition upon completing the transfer of a key high volume program to our manufacturing operations in Asia," said Daniel Bernstein, president of Bel.
At June 30, 2005, Bel reported cash, cash equivalents and marketable securities of approximately $72,508,000, working capital of approximately $115,748,000, a current ratio of 4.5-to-1, total long term obligation of $2,603,000 and shareholders' equity of approximately $186,853,000.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21247295 after 1:00 p.m. EDT.

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Bel Reports Record Second Quarter Sales Paced by Strong DC/DC
Converter Product Shipments
July 27, 2005
Page Two

About Bel

Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC/DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed, are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(table attached)
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BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
($000s omitted, except for per share data)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net Sales	$57,545	$48,390	$102,984	$90,747

Costs and expenses:
Cost of sales	40,692	33,196	73,381	62,987
Selling, general and administrative expenses	8,619	8,119	15,840	15,069
Fixed asset write-down	--	1,033	--	1,033

Income from operations	8,234	6,042	13,763	11,658

Other income - net	268	116	425	163
Lawsuit proceeds	--	2,935	--	2,935

Earnings before income tax provision	8,502	9,093	14,188	14,756
Income tax provision	1,833	1,948	3,206	2,956

Net earnings	$6,669	$7,145	$10,982	$11,800

Net earnings per common share
Basic	$0.58	$0.64	$0.96	$1.05
Diluted	$0.58	$0.63	$0.95	$1.03

Weighted average common shares outstanding
Basic	11,468	11,247	11,420	11,225
Diluted	11,532	11,427	11,520	11,419

CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000s omitted)(Unaudited)

	Jun. 30,	Dec. 31,		Jun.30,	Dec. 31,
ASSETS	2005	2004	LIABILITIES & EQUITY	2005	2004

Current Assets	$148,991	$159,768	Current liabilities	$33,243	$32,144

Property, plant & equipment, net	42,600	41,245	Long-term liabilities	2,603	6,762

Goodwill, net	23,624	9,882	Deferred income taxes	434	410

Intangibles & other assets	7,918	6,882	Stockholders' equity	186,853	178,461

Total Assets	$223,133	$217,777	Total liabilities & equity	$223,133	$217,777